Exhibit 99.1

January 3, 2022

Dear Valued Shareholders,

On behalf of the team at American Battery Technology Company, I hope that you have had an eventful and prosperous 2021. This has certainly been the case for us over the past twelve months as we now look forward and commence 2022 operations. About a year ago, the global automotive industry started to show a tepid interest in a transition to an electric propulsion based transportation economy, and since then that initial interest has grown to a groundswell of momentum that has resulted in a paradigm shift with virtually all major automotive original equipment manufacturers (OEMs), as well as government agencies and investment institutions, embracing the transition and devoting unprecedented resources towards its implementation.

While this led to immediate announcements of hundreds of new and existing vehicle factories being devoted to the manufacturing of electric vehicles, and of hundreds of new battery cell factories being constructed globally, unfortunately this momentum did not carry over to significantly grow the manufacturing capacity of the upstream battery metals and their refineries needed in order to supply this wave of new demand. As such, we are in a position where the committed demand for these battery metals (lithium, nickel, cobalt, manganese, and copper) from the electric vehicle and battery cell factories already under construction is far greater than the global capacity of all battery metal manufacturing facilities combined. This is further exacerbated by the fact that these vehicle and cell factories can be brought online in as quick as one year from initial groundbreaking, whereas the development of new primary mineral resource projects typically requires greater than five years. These global phenomena are creating an immense imbalance of supply and demand, resulting in extreme pricing and market disruptions, that is projected to exist for decades to come.

Corporate Mission: Who we are

As the lithium-ion battery industry undergoes a generational transformation, over the past few months we as a company have also had the opportunity to reflect on our core strengths and values and redefine our path forward. Especially in an industry that is so often plagued by promotional and aspirational claims and promises, it is important to clearly define our mission and identify our principles. At ABTC, we are a technology development and commercialization company, specializing in the design and evolution of first-of-kind low-cost and low environmental impact technologies within the battery metals and refining industry through the development stages of 1) conceptual design, 2) rigorous analytical modeling and empirical bench validations, 3) integrated demonstration and piloting, and 4) commercialization.

While there are many companies that construct and operate multiple large commercial facilities with mature processing train flowsheets, it is in the design, development, and optimization of innovative and unconventional processes where ABTC focuses. We as a team have the rare combination of skillsets and experiences to balance physics-based first-principles analytical modeling to define the workspace, with physical bench chemistry and fabrication of integrated systems to validate the operations, and economic and lifecycle impact modeling to assess the competitiveness of the technologies within the market.

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Over the past two years, we have been able to complete the analytical modeling and empirical validations portion of the design cycle for our lithium-ion battery recycling technologies, and have progressed to the integrated demonstration and piloting stage. We are excited to now be constructing our first pre-commercial integrated facility to be able to operate these systems in a continuous and economically competitive fashion. This facility is designed to produce nearly every component needed to manufacture a new lithium-ion battery cell, and to demonstrate the true closed loop environment enabled by the operations of this recycling facility. Over the past several months, we purchased a greenfield site in Northern Nevada, completed the construction design of the facility, built the underground utilities and poured our concrete foundations, and over the coming months we are scheduled to be completing the physical construction of this facility and then installing, commissioning, and ramping the throughput of the recycling processing train throughout the year.

One step up the staged development pipeline, currently at the analytical modeling and bench scale validations stage, we have also been developing a first-of-kind set of technologies for the economically competitive and low environmental impact manufacturing of battery grade lithium hydroxide from surface sedimentary resources located in Central Nevada. These lithium bearing resources have been deemed unconventional to date, with conventional processing trains not able to extract, purify, and manufacture battery grade products in an economically competitive fashion. However, throughout the past year, the ABTC team and its partners have been developing a first-of-kind set of technologies specifically tailored for this unique resource, and validating these operations at the bench scale. We have been fortunate enough to have recently won a competitive grant from the US Department of Energy (DOE) to support the evolution of these bench scale validated unit operations to the next stage, by constructing and operating a multi-ton per day integrated field demonstration system to continue the developmental ramp up of these technologies. Once these field demonstrations are proven successful, in cooperation with our partners we will proceed to the commercial scale construction of the integrated refinery operations, and to support these efforts we have recently secured over 8,500 acres of these surface sedimentary lithium-bearing land and mining leases in the area.

Even one more step further up the development pipeline, at the conceptual design stage, we have been trialing new processes for the economically competitive and low environmental impact manufacturing of nickel and cobalt products from Nevada-based resources. We are continuing to evaluate the data from these trials through our economic modeling and life cycle impact stage-gate review process, and when a successful set of unit operations is identified we will evolve these technologies to the analytical modeling and empirical bench validations stage.

It is through the implementation of this physics-based stage-gate design and development process that we are able to evolve our conceptual designs through each stage to commercialization, and also to stay true to our principles and stay conscious of who we are and what we value.

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Corporate Relationships: How we succeed

While it is critically important for us to understand who we are as an individual company, as the lithium-ion battery industry moves from the conventional linear supply chain to a closed-loop circular model, it is unlikely that any company will successfully persist to represent only a single portion of this supply chain. The relationships amongst the companies in each sector of the supply chain are becoming increasingly important, with complex interactions where many times a company is both the supplier of a feedstock and the customer of a product.

We are proud of the relationships we have been able to build with corporations in neighboring sections of the closed-loop chain, and we prioritize fostering and growing these relationships. This began with our selection as the winner of the battery recycling Circularity Challenge hosted by BASF, Stanley Black & Decker, and facilitated by Greentown Labs, where we were able to demonstrate the advantages of our integrated battery demanufacturing and targeted chemical extraction recycling trains.

Then, through our bench scale development efforts of our first-of-kind selective lithium extraction technologies from Nevada-based sedimentary resources, we were able to build and foster our relationship with the team at DuPont, through which we subsequently were able to apply to and win our commercialization grant from the US DOE.

By working with the US Advanced Battery Consortium, comprised of General Motors, Ford, Stellantis, and the US DOE, we were able to foster a relationship and win a grant for the development and commercial scale demonstration of our integrated battery recycling technologies. Beyond interactions with these four funding parties, we were also able to work with BASF and C4V to co-apply to this opportunity as a single entity, allowing for every sector in the closed-loop circular supply chain (battery metals manufacturer/recycler, chemical refiner, cell manufacturer, and vehicle manufacturer) to be represented in this single commercial demonstration project.

In addition to working with large corporations, we have been evaluating several opportunities for investments into, or acquisitions of, startup companies within various sectors of this closed-loop supply chain. Each of these startups have highly promising synergistic technologies at the R&D stage, and through our first-principles based stage-gate design and development process we can work together to rapidly and efficiently evolve these promising and enabling technologies through to commercialization.

Regardless of the sizes of the companies, there are many synergies and cost reductions that exist by removing the barriers between what are currently siloed sections of this manufacturing supply chain and moving towards an integrated continuous set of operations. Whether they be large mature incumbents or startup new entrants, the companies that ultimately succeed in this space will be those that can effectively foster relationships and integrate each portion of this supply chain to build a unified network.

Corporate Governance: How we ensure all decisions are made in your best interests

As a rapidly growing company, there have been times when our progress outpaced the maturity of our procedures. As such, over the past several months we have instituted many processes to both aid our fast growth and to ensure it is done in a sustainable manner. The establishment of these best practices, including the hiring of our new COO, helps to ensure that every company decision is made in accordance with our principles and reflects who we are.

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As announced in August, our founder-stage board members will not be running for re-election, allowing us the opportunity to build a new well-balanced board of directors in alignment with our corporate mission. This is an effort I take very seriously, and over the past four months we have been able to interview more than 30 prospective candidates for these board seats. The majority of these candidates are current or former executives or board members at the automotive OEMs, at global chemical companies, at institutional investment and/or ESG-based firms, are former members of federal or state governments, or are industry experts in key fields of research. While I have always felt our company mission and position in the industry are compelling, it is still inspiring that after hearing our technology roadmap and business plans effectively every one of these candidates has accepted our offer to be considered for a seat.

The nominations of our board members are too important to be decided by a single individual, so we have hired a third-party board services firm to perform a vetting process, including conflicts of interest and background checks, on each of the downselected candidates. Once these final candidates are vetted and nominated, the full dossiers prepared for each nominated board member will be sent to all shareholders as part of the announcement of our annual shareholders meeting, at which each nominated candidate will be voted upon by the shareholders.

We have hired a separate third-party firm to host and manage the voting for the annual shareholder meeting, and the date of this meeting will be announced once the board candidate vetting processes are complete. While this is a time-consuming process, the establishment of our new board of directors is a critical factor in driving company success and ensuring proper corporate governance.

It has been just over four months since I was appointed the CEO of ABTC, and I still wake up each morning humbled by the confidence you have placed in me, awestruck by the opportunity at our fingertips, and steadfast to help drive this company to its goals.

Thank you for your support as we continue our evolution together, and a prosperous 2022 to us all,

Ryan Melsert
CEO / CTO / Director
American Battery Technology Company

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